Exhibit 99.1

NEWS ANNOUNCEMENT                 FOR IMMEDIATE RELEASE

PERFUMANIA HOLDINGS REPORTS FOURTH QUARTER NET SALES
OF $162 MILLION AND DILUTED EPS OF $0.15

BELLPORT, N.Y., April 29, 2016 - Perfumania Holdings, Inc. (NASDAQ: PERF) (“Perfumania” or the “Company”) a U.S. specialty retailer and distributor of fragrances and related beauty products, today reported operating results for the three and twelve months ended January 30, 2016.

($ in thousands, except per share data & percentage)	Thirteen Weeks Ended			Fiscal Year Ended
	January 30,	January 31,		January 30,	January 31,
	2016	2015	Change	2016	2015	Change
Net sales retail	$97,310	$124,264	(21.70%)	$293,395	$344,544	(14.80%)
Net sales wholesale	65,163	59,242	10.0%	248,569	239,411	3.8%
Total net sales	$162,473	$183,507	(11.50%)	$541,964	$583,955	(7.20%)

Gross profit retail	$49,172	$58,362	(15.70%)	$147,468	$164,460	(10.30%)
Gross profit wholesale	28,663	25,986	10.3%	110,156	106,664	3.3%
Total gross profit	$77,805	$84,349	(7.80%)	$257,624	$271,124	(5.00%)

Gross profit margin	47.9%	46.0%	190 bps	47.5%	46.4%	110 bps
Income (loss) from operations	$4,602	$8,287	(44.50%)	($4,029)	$12,538	—
Net income (loss)	$2,263	$5,508	(58.90%)	($11,671)	$2,647	—
Net income (loss) per basic and diluted common share	$0.15	$0.36	(58.30%)	($0.750)	$0.17	—

Michael Katz, President and Chief Executive Officer of Perfumania, commented, "The fourth quarter marked the conclusion of what was a transitional and challenging year for Perfumania largely related to a weak consumer environment, which impacted our retail operations. The fourth quarter and full year decline in net sales were largely attributable to lower foot traffic at stores, in particular those located in malls, and the ongoing slowdown in tourist-dependent areas, such as Florida, due to the devaluation of many major foreign currencies. Retail operations were also impacted, though to a lesser extent, by the closing of several store locations. Notwithstanding these issues, quarterly net sales amounted to $162.5 million, while net income and earnings per share were $2.3 million and $0.15, respectively.

“We recently completed a comprehensive review of our retail footprint to identify under-performing stores that we expect to close as we approach upcoming lease renewals. Our ongoing strategic initiative to leverage the value of our unique vertically integrated operations will allow us to improve overall returns from our retail store footprint by re-evaluating under-performing locations thereby allowing us to better allocate our operating, marketing, merchandising and financial resources to create a more compelling customer experience. Consistent with this approach, in the fourth quarter we closed ten stores, bringing the total stores closed in fiscal 2015 to sixteen, while we opened a total of nine stores during the fiscal year.

“In addition, during the fourth quarter, we completed the transition of one of our largest accounts under our Scents of Worth division from a consignment to a wholesale relationship with Quality King Fragrance. While this had the effect of impacting our reported fourth quarter retail sales by over $13.7 million, and will continue to weigh on retail sales and gross margin dollars over the next couple of quarters, it has also lead to improved inventory management and higher gross profit margin. Going forward we will continue to strive to find a healthy balance between consignment and wholesale relationships. While wholesale relationships do not incur the significant costs associated with supporting a consignment relationship, they also do not offer as much visibility and upside for our owned and licensed brands.

Mr. Katz, added, “During fiscal 2015, we launched a comprehensive business information program aimed at improving our technology infrastructure with new computer systems and corporate and information technology enhancements. Just recently, we completed the roll-out of the first phase of this multi-year initiative, incorporating new state-of-the-art point-of-sale technology for our Perfumania retail business, including full omni-channel capabilities. Our omni-channel network now allows our store associates to cross-promote and cross-sell products, leveraging our recently enhanced e-commerce platform and elevating the in-store customer experience thereby creating more customer-friendly and engaging shopping interactions between our sales associates and our customers and should help to drive sales.

“In 2015 and the fourth quarter, we generated healthy results across a number of our brands, including new launches featuring Vince Camuto, Kenneth Cole and Rihanna, as well the continued popularity of many of our iconic brands. We are strategically positioning our fragrance portfolio to be more designer and heritage fragrances-based, allowing us to increase top-line growth due to their longer-lasting consumer appeal while further improving our gross margin relative to non-owned or licensed brands.

“Building on the success of our recently introduced Norell fragrance and reflecting the appeal of our integrated production, distribution and retail footprint, we are pleased to report that we recently signed an agreement with a world-renowned fashion designer that we expect to announce in the coming months. As we continue our discussions with other high-profile designers we expect to cement additional partnerships to launch new and sought after designer and fashion fragrances that support revenue growth while expanding the designers’ brands.”

Mr. Katz, concluded, “Looking ahead, we remain confident in our ability to capitalize on our scale, vertical integration and growth initiatives, and are evaluating strategic additions to our senior management team, new designer and fashion fragrance launches, additional offerings of portable fragrances, body sprays, loyalty programs and omni-channel selling. We are also excited about the opportunity to introduce non-fragrance products into our stores, an initiative that we expect to be able to implement later in 2016. And, we remain focused on achieving added traction in the international markets in which we operate, including the Middle East, United Kingdom and Australia.”

Operating Review
Net sales during the thirteen weeks ended January 30, 2016, decreased 11.5% to $162.5 million, compared to $183.5 million in the fourth quarter of fiscal 2014, reflecting a decrease in same store sales and lower store count as the average number of stores operated was 319, compared to 325 in the prior year period.

Retail segment net sales decreased 21.7% to $97.3 million, compared with last year’s fourth quarter, due in large part to overall lower foot traffic across Perfumania stores, in particular at stores located in heavily tourist-dependent areas, compared with last year’s fourth quarter.

Wholesale segment net sales increased 10.0% to $65.2 million during the fourth quarter of fiscal 2015 from the fourth quarter of fiscal 2014. This included increased sales for Quality Fragrance Group (QFG), from $42.9 million in the fourth quarter of fiscal 2014, to $50.0 million in the same period in fiscal 2015, related to a shift in consignment relationship to a wholesale agreement and increased sales of body spray products. This increase was offset by decreased Parlux sales, from $16.5 million in the fourth quarter of fiscal 2014 to $15.1 million, due to weaker consumer demand, in particular, in department stores.

Gross profit during the fourth quarter of fiscal 2015 was $77.8 million, a decrease of 7.8%, compared to last year’s fourth quarter due to lower net sales. Gross profit margin however improved by 190 basis points, from 46.0% to 47.9% in the fourth quarter of fiscal 2015.

Total operating expenses were $73.2 million for the fourth quarter, compared to $76.1 million during last year’s fourth quarter reflecting lower advertising expenses as well as a decrease in the investment on new computer systems, as the new systems were fully implemented during the first quarter of fiscal 2016.

Interest expense was $1.9 million for the fourth quarter of fiscal 2015, a decrease of 15.4%, compared to fourth quarter of fiscal 2014, reflecting lower average outstanding borrowings and lower average interest rate on our revolving credit facility.

This led to net income of $2.3 million for the fourth quarter of fiscal 2015, or net income per diluted share of $0.15, compared to a net income of $5.5 million, or a net income per diluted share of $0.36 during last year’s fourth quarter.

Balance Sheet and Liquidity
Cash and cash equivalents were $5.6 million as of January 30, 2016, compared to $1.5 million at January 31, 2015.

Net cash provided by operating activities during the fifty-two weeks ended January 30, 2016 was approximately $38.1 million, compared with approximately $44.5 million provided by operating activities during the prior year period. The increase in cash primarily reflected changes in working capital offset by the increase in our net loss.

Net cash used in investing activities was approximately $8.5 million in the fifty-two weeks ended January 30, 2016, compared to $12.4 million in prior year period. The decrease in cash used in investing activities resulted from fewer new Perfumania store openings and renovations during the fifty-two weeks ended January 30, 2016, compared with the fifty-two weeks ended January 31, 2015.

The Company has a $175 million revolving credit facility with a syndicate of banks, which is used for the Company's general corporate purposes and those of its subsidiaries, including working capital. The Company was in compliance with all financial and operating covenants under the Senior Credit facility and as of January 30, 2016, the Company had $93.5 million available to borrow under the Senior Credit Facility, which includes $25 million for letters of credit, based on the borrowing base at that date.

Donna Dellomo, VP & Chief Financial Officer, commented, “We are actively implementing a broad range of operational, technological and commercial initiatives to better our ability to address the challenging retail environment. As a result, we continue to evaluate our company-wide organizational and cost structures and remain focused on lowering operating costs, increasing efficiencies and better aligning our workforce with the needs of the business.

“These changes will enable Perfumania to be more competitive by operating more efficiently and creating an organization that is more agile, better leveraging our vertically integrated platform, improving our customer outreach and overall shopping experience, simplifying our processes and reducing operating costs. This realignment of our resources will also enable us to better support strategic initiatives, including new brand and product launches that will make our product offering more appealing to consumers and help us regain share in our core markets.

“Moving forward, we will remain diligent in reviewing our operational practices to identify additional opportunities for continuous improvement and to drive shareholder value. Our goal in 2016 is to stabilize and then strengthen the business while maintaining the healthy high gross margins we are currently generating.”

About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30 year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. As of January 30, 2016 the Company operated 313 corporate-owned retail stores as well as e-commerce, specializing in the sale of fragrances and related products across the United States, Puerto Rico, and the U.S. Virgin Islands. The Company also operates a wholesale distribution network that addresses approximately 57,000 retail doors. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our Senior Credit Facility, any deterioration of general economic conditions, including weaker than anticipated discretionary spending by consumers, competition, the ability to raise additional capital to finance our expansion and other factors included in our filings with the SEC. Copies of our SEC filings are available from the SEC or may be obtained upon request from us. You should also consider carefully the statements under “Risk Factors” in our Form 10-K which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Contact:
Perfumania Holdings, Inc.                JCIR
Donna Dellomo                        Joseph Jaffoni / Norberto Aja / Nicole Briguet
VP & Chief Financial Officer                (212) 835-8500
(631) 866-4157                        perf@jcir.com

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PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	January 30, 2016	January 31, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$5,640	$1,533
Accounts receivable, net of allowances of $1,233 and $1,271 as of January 30, 2016 and January 31, 2015, respectively	29,602	27,777
Inventories	221,336	253,371
Prepaid expenses and other current assets	9,862	13,775
Total current assets	266,440	296,456
Property and equipment, net	25,892	24,640
Goodwill	38,769	38,769
Intangible and other assets, net	19,945	26,367
Total assets	$351,046	$386,232
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$32,175	$39,263
Accounts payable-affiliates	300	269
Accrued expenses and other liabilities	33,205	28,254
Current portion of obligations under capital leases and other long-term debt	1,248	1,104
Total current liabilities	66,928	68,890
Revolving credit facility	13,078	37,561
Notes payable-affiliates	125,366	125,366
Long-term portion of obligations under capital leases	1,223	2,459
Other long-term liabilities	60,474	56,662
Total liabilities	267,069	290,938
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.10 par value, 1,000,000 shares authorized; as of January 30, 2016 and January 31, 2015, none issued	—	—
Common stock, $.01 par value, 35,000,000 shares authorized; 16,392,012 shares and 16,374,625 shares issued as of January 30, 2016 and January 31, 2015, respectively	164	164
Additional paid-in capital	221,961	221,607
Accumulated deficit	(129,571)	(117,900)
Treasury stock, at cost, 898,249 shares as of January 30, 2016 and January 31, 2015	(8,577)	(8,577)
Total shareholders’ equity	83,977	95,294
Total liabilities and shareholders’ equity	$351,046	$386,232

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Thirteen Weeks Ended January 30, 2016	Thirteen Weeks Ended January 31, 2015	Fiscal Year Ended January 30, 2016	Fiscal Year Ended January 31, 2015
Net sales	$162,473	$183,507	$541,964	$583,955
Cost of goods sold	84,668	99,158	284,340	312,831
Gross profit	77,805	84,349	257,624	271,124
Operating expenses:
Selling, general and administrative expenses	69,261	72,120	249,540	246,659
Asset impairment	1,032	644	1,032	644
Share-based compensation expense	80	644	297	957
Depreciation and amortization	2,830	2,654	10,784	10,326
Total operating expenses	73,203	76,062	261,653	258,586
Income (loss) from operations	4,602	8,287	(4,029)	12,538
Interest expense	(1,887)	(2,231)	7,191	9,344
Income (loss) before income tax provision	2,715	6,056	(11,220)	3,194
Income tax provision	451	547	451	547
Net income (loss)	$2,264	$5,509	$(11,671)	$2,647
Net income (loss) per common share:
Basic and diluted	$0.15	$0.36	$(0.75)	$0.17

Weighted average number of common shares outstanding:
Basic	15,493,763	15,475,593	15,486,957	15,425,007
Diluted	15,554,763	15,475,593	15,486,957	15,487,609

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended January 30, 2016	Fiscal Year Ended January 31, 2015
Cash flows from operating activities:
Net (loss) income	$(11,671)	$2,647
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Asset impairment	1,032	644
Loss on disposal of property and equipment	—	223
Depreciation and amortization	10,784	10,326
Amortization of deferred financing costs	343	611
(Benefit) provision for losses on accounts receivable	(30)	145
Share-based compensation	297	957
Changes in operating assets and liabilities:
Accounts receivable	(1,795)	6,466
Inventories	32,035	29,431
Prepaid expenses and other assets	5,409	3,406
Accounts payable	(7,088)	(11,091)
Accounts payable-affiliates	31	(1,254)
Accrued expenses and other liabilities, and other long-term liabilities	8,763	2,007
Net cash provided by operating activities	38,110	44,518
Cash flows from investing activities:
Additions to property and equipment	(8,485)	(12,092)
Additions to tradenames and licenses	—	(300)
Net cash used in investing activities	(8,485)	(12,392)
Cash flows from financing activities:
Net repayments under bank line of credit	(24,483)	(30,341)
Principal payments under capital lease obligations	(1,092)	(964)
Payment for deferred financing costs	—	(1,237)
Proceeds from exercise of stock options and warrants	57	396
Net cash used in financing activities	(25,518)	(32,146)
Net increase (decrease) in cash and cash equivalents	4,107	(20)
Cash and cash equivalents at beginning of year	1,533	1,553
Cash and cash equivalents at end of year	$5,640	$1,533

Supplemental Information:
Cash paid during the period for:
Interest	$1,567	$2,616
Income taxes	$634	$804
Non-cash investing and financing activities:
Capital lease	$—	$471

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